Exhibit 10.37

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of the 11th day of February 2005 by and between Mercury Interactive Corporation, a Delaware corporation (the “Corporation”), and Amnon Landan (the “Executive”).

WHEREAS, the Corporation desires to continue the Executive’s employment as Chief Executive Officer and Chairman of the Board, and the Executive desires to continue such employment with the Corporation, upon the terms and conditions set forth in this Agreement.

WHEREAS, this Agreement will formalize the terms and conditions governing the Executive’s employment with the Corporation and the termination of that employment.

NOW, THEREFORE, the parties hereto agree as follows:

PART ONE – DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Applicable Federal Rates mean the short-term, mid-term and long-term interest rates determined pursuant to Code Section 1274 which are in effect at the time each relevant present value calculation is to be made under this Agreement.

Average Annual Compensation means the average of the Executive’s W-2 wages from the Corporation for the five (5) calendar years completed immediately prior to the calendar year in which the Change in Control is effected.

Board means the Corporation’s Board of Directors.

Change in Control means a change in the ownership or control of the Corporation which occurs by reason of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Section 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the total combined voting power of the Corporation’s then outstanding voting securities, excluding conversion of any convertible securities issued and outstanding as of the date of this Agreement;

(ii) The composition of the Board changes during any period of thirty-six (36) months such that the individuals who at the beginning of the period were members of the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board, unless at least two-thirds of the Continuing Directors have (i) approved the election of the new Board members,

(ii) if the election of the new Board members is voted on by shareholders, recommended that the shareholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the continuing Board members do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director); or

(iii) The closing of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale, exclusive license or disposition of the Corporation of all or substantially all of the Corporation’s assets.

However, the term Change of Control shall not include either of the following events undertaken at the election of the Corporation:

a. any transaction, the sole purpose of which is to change the state in which the Corporation is incorporated; or

b. a transaction, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the shareholders of the Corporation immediately following such transaction in substantially the same proportions as their ownership of the Corporation’s common stock immediately preceding such transaction.

Change in Control Severance Payments means the various payments and benefits to which the Executive may become entitled under Paragraph 18 of Part Five of this Agreement upon his Involuntary Termination in connection with a Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Corporation’s common stock.

Disability means a physical or mental disability which renders it impracticable for the Executive to continue to perform his duties under this Agreement. The Executive shall be deemed to have incurred such Disability if (i) a physician selected by the Corporation and reasonably satisfactory to the Executive advises the Corporation that the Executive’s physical or mental condition will render him unable to perform his duties under this Agreement for a period exceeding three (3) consecutive months or (ii) due to a physical or mental condition the Executive has not substantially performed the material duties required of him hereunder for a period of three (3) consecutive months.

Employment Period means the duration of the Executive’s employment with the Corporation pursuant to the terms of this Agreement.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

Fair Market Value means, with respect to the shares of Common Stock subject to any of the Executive’s Options or other Stock Awards, the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price reported for the Common Stock on the date in question, then the Fair Market Value will be the closing selling price on the last preceding date for which such published report exists.

Independent Auditors means the accounting firm serving as the Corporation’s independent certified public accountants immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent certified public accountants for the corporation or other entity effecting the Change in Control transaction with the Corporation or such accounting firm concludes that the services required of it hereunder would adversely affect its independent status under applicable accounting standards or the performance of such services would otherwise be in contravention of applicable law, then the Independent Auditors shall mean a nationally-recognized public accounting firm mutually acceptable to both the Corporation and the Executive.

Involuntary Termination means (i) the Corporation’s termination of the Executive’s employment for any reason other than a Termination for Cause, (ii) the termination of the Executive’s employment by reason of his Disability or (iii) the Executive’s resignation within one hundred eighty (180) days following (A) a material reduction in the scope of his duties and responsibilities, (B) a change in his level of reporting so that he no longer directly reports to the Board, (C) a reduction in the aggregate dollar amount of his base salary and Target Bonus by more than ten percent (10%), (D) a relocation of his principal place of employment by more than fifty (50) miles, (E) the election by the Corporation not to renew the term of the Employment Period for any additional one-year period for which the Employment Period would have been extended under the terms of Paragraph 2 had the Corporation not so elected, (F) the failure by the Corporation to obtain the assumption of its obligations under this Agreement by any successor entity or (G) a material breach by the Corporation of any of its obligations under this Agreement and the failure of the Corporation to cure such breach within sixty (60) days after receipt of written notice from the Executive in which the actions or omissions constituting such material breach are specified.

An Involuntary Termination shall automatically be deemed to occur in the event the Executive resigns within one hundred eighty (180) days following the effective date of a Change in Control transaction which results in the cessation of his service as the chief executive officer of a publicly-traded entity subject to the periodic reporting requirements of the Exchange Act.

A greater than ten percent (10%) aggregate reduction in the Executive’s base salary and Target Bonus shall not constitute grounds for an Involuntary Termination under clause (C) above if substantially all of the other executive officers of the Corporation are subject to the same aggregate reduction to their base salary and target bonuses.

The failure of the Corporation to recommend to the Corporation’s Nominating Committee that the Executive be nominated for re-election as Chair of the Board at any stockholders meeting held during his period of employment with the Corporation at which the Chair of the Board is to be elected shall not constitute grounds for an Involuntary Termination under clause (A) or (G) above, but the failure of the Corporation to recommend to the Corporation’s Nominating Committee that the Executive be nominated for re-election to the Board at any stockholders meeting held during such employment period at which Board members are to be elected shall constitute grounds for such an Involuntary Termination.

LTIP Bonus means any bonus payable to the Executive under the Corporation’s Long-Term Incentive Plan (or any successor plan) upon the attainment of designated corporate and/or individual performance milestones and the continuation of the Executive’s employment with the Corporation for a period of one or more years following the year for which the designated milestones were attained.

Option means any option granted to the Executive under the Plan or otherwise to purchase shares of Common Stock which is outstanding at the time of (i) a Change in Control or (ii) his Involuntary Termination, whether or not in connection with a Change in Control. In the event of a Change in Control, the Options will be divided into two (2) categories as follows:

Acquisition-Accelerated Options: any outstanding Option (or installment thereof) which immediately accelerates upon a Change in Control pursuant to the provisions of Paragraph 16 of this Agreement or otherwise.

Severance-Accelerated Options: any outstanding Option (or installment thereof) which, pursuant to the terms of this Agreement, vests on an accelerated basis upon the Executive’s Involuntary Termination.

Option Parachute Payment means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.

Other Parachute Payment means any payment or benefit in the nature of compensation (other than the Change in Control Severance Payments and his Acquisition-Accelerated Options) which is made to Executive in connection with the Change in Control and deemed to constitute a parachute payment under Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Parachute Payment means (i) any Change in Control Severance Payment which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder and (ii) any Option Parachute Payment attributable to his Acquisition-Accelerated Options.

Plan means (i) the Corporation’s Amended and Restated 1999 Stock Option Plan, as subsequently amended or restated from time to time, and (ii) any other stock incentive plan established or implemented by the Corporation.

Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which the Executive becomes entitled in connection with the Change in Control or his subsequent Involuntary Termination, including (without limitation) the Option Parachute Payment attributable to the Executive’s Acquisition-Accelerated and Severance-Accelerated Options and the Parachute Payment attributable to the additional benefits to which the Executive becomes entitled under Part Four of this Agreement. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the Applicable Federal Rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

Qualifying Termination means the termination of the Executive’s employment for any reason, including (without limitation) death or Disability, but excluding a Termination for Cause, after completion of an additional 5 years of employment with the Corporation measured from January 1, 2005.

Special Long-Term Service Bonus means the special lump sum bonus payment calculated in accordance with the provisions of Paragraph 13(a) to which the Executive may become entitled pursuant to the provisions of this Agreement.

Target Bonus means the annual incentive bonus to which the Executive may become entitled for one or more fiscal years upon the Corporation’s attainment of the performance milestones designated for the applicable year and the Executive’s attainment of any personal objectives specified for him for that year.

Termination for Cause means the termination of the Executive’s employment for any of the following reasons: (i) the Executive’s conviction of a felony or his commission of any act of personal dishonesty involving the property or assets of the Corporation intended to result in substantial financial enrichment to the Executive, (ii) a material breach by Executive of one or more of his obligations under Paragraph 9 of this Agreement or his Proprietary Information and Inventions Agreement with the Corporation, (iii) any intentional misconduct by Executive which has a material adverse effect upon the Corporation’s business or reputation,

(iv) Executive’s material dereliction of the major duties, functions and responsibilities of his executive position, (v) a material breach by Executive of any of Executive’s fiduciary obligations as an officer of the Corporation or (vi) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Corporation’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Common Stock are at the time listed for trading. However, prior to any termination of Executive’s employment for any of the reasons specified in clauses (ii) through (v), the Corporation shall give written notice to Executive of the actions or omissions deemed to constitute the grounds for a Termination for Cause, and Executive shall have a period of not less than sixty (60) days in which to cure the specified default in his performance.

Stock Award means any restricted stock, restricted stock unit, performance share or other Common Stock-based awards (other than Options) made from time by the Corporation to the Executive during the Employment Period, whether under the Plan or otherwise.

PART TWO — TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. Executive shall continue to serve as the Chief Executive Officer of the Corporation and shall in such capacity report directly to the Board. As Chief Executive Officer, Executive shall have primary responsibility for the formulation, implementation and execution of strategic policies relating to the Corporation’s business operations, financial objectives and market growth and shall accordingly have overall responsibility for the formulation of the business plan for each fiscal year to be submitted for Board approval. The Corporation shall, throughout the period of Executive’s employment with the Corporation as Chief Executive Officer recommend to the Corporation’s Nominating Committee that he be nominated for re-election as Chairman of the Board at each stockholders meeting held during such period at which Board members are to be elected.

B. Executive hereby agrees to remain in his capacity as Chief Executive Officer during the employment period specified in Paragraph 2 and to perform in good faith and to the best of his ability all services which may be required of Executive hereunder and to be available to render services at all reasonable times and places in accordance with such reasonable directions and requests made by the Corporation acting by majority vote of the Board.

C. Executive shall be based at the Corporation’s principal offices in the Silicon Valley Area, California, but Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

2. Employment Period. Executive’s employment with the Corporation shall be governed by the provisions of this Agreement for the period commencing January 1, 2005 and continuing through December 31, 2007. However, the term of the Executive’s employment pursuant to the terms of this Agreement shall automatically be extended for successive one-year periods thereafter, unless either the Corporation acting by majority vote of the Board or the Executive elects, by written notice delivered to the other not later than sixty (60) days prior to the start of any such one-year period, not to renew the term of this Agreement. In no event, however, may the Corporation exercise its election not to renew the term of this Agreement if the Corporation is at the time a party to an agreement, understanding or letter of intent pertaining to a transaction which would, if consummated, constitute a Change in Control. To the extent expressly provided herein, one or more provisions of this Agreement shall survive any such termination of this Agreement, and those provisions shall remain in full force and effect during the period the Executive continues in employment with the Corporation following such termination of this Agreement. This Agreement may also be terminated at any time in accordance with the termination of employment provisions set forth in Paragraph 8 or Paragraph 11. The period during which Executive’s employment is governed by the terms and provisions of this Agreement shall constitute the Employment Period hereunder.

3. Cash Compensation.

A. Executive shall be paid a base salary at an annual rate of not less than Seven Hundred Fifty Thousand Dollars ($750,000.00). Such rate shall be subject to annual review by the Board and may be adjusted at the Board’s discretion, subject to the provisions of the Involuntary Termination definition set forth in Part One under which certain reductions to the Executive’s base salary and Target Bonus may constitute grounds for an Involuntary Termination. Base salary shall be paid at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees.

B. For each fiscal year of the Corporation during the Employment Period, beginning with the fiscal year commencing January 1, 2005, Executive shall be eligible to receive a Target Bonus in an amount not less than one hundred percent (100%) of the annual rate of base salary in effect for him at the start of that year, if the financial objectives and performance milestones for that year are attained. Such financial objectives and performance milestones shall be set by the Board (or a committee of independent Board members) within the first ninety (90) days of each fiscal year, and the bonus earned for each fiscal year shall become payable within two and one half months after the close of that year. The Executive may become entitled to an actual incentive bonus greater than the Target Bonus for one or more fiscal years, if there is greater than one hundred percent (100%) attainment of the applicable financial objectives and performance milestones for such year or years.

C. The Corporation shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Corporation under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation.

A. Executive has received a series of Options over his period of employment to date with the Corporation. Each of those Options shall vest and become exercisable for the shares of Common Stock subject to that Option in accordance with the applicable vesting schedule currently in effect for each such Option.

B. The Executive shall be eligible to receive one or more additional Option grants or other Stock Awards during the Employment Period, as the Board or the Compensation Committee of the Board may deem appropriate in order to provide him with sufficient equity incentives for his position.

C. The shares of Common Stock subject to the Options summarized in Paragraph 4.A above, together with each additional Option or Stock Award which Executive may subsequently receive over the remainder of the Employment Period, shall be subject to (i) the vesting acceleration and, if applicable, extended exercise period provisions of Paragraphs 15(f) and 15(g) of Part Four should there occur an Involuntary Termination of Executive’s employment in the absence of a Change in Control and (ii) the applicable vesting acceleration and, if applicable, extended exercise period provisions of Paragraphs 16, 18(f) and 18(g) of Part Five in the event there should occur a Change in Control.

5. Expense Reimbursement. In addition to the compensation specified in Paragraph 3, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Corporation for all reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Corporation with vouchers, receipts and other details of such expenses in the form required by the Corporation sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6. Fringe Benefits.

A. Executive shall, throughout the Employment Period, be eligible to participate in all pension, profit-sharing and fringe benefit plans, such as group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term and long-term disability programs, and any other benefit programs which are made available to the Corporation’s key executives and for which Executive qualifies.

B. Executive shall accrue paid vacation benefits during the Employment Period in accordance with the vacation policies of the Corporation applicable to senior executives and may take his accrued vacation at such times as are mutually convenient to Executive and the Corporation.

7. Indemnification. The Executive shall be entitled to indemnification from the Corporation pursuant to the provisions of the Corporation’s bylaws relating to the indemnification of the Corporation’s officers and Board members, and the Corporation shall also maintain in full force and effect its existing indemnification agreement with the Executive. In addition, the Executive shall be entitled to full coverage under any Directors and Officers Liability Insurance Policy maintained by the Corporation for one or more other officers of the Corporation or Board members. The provisions of this Paragraph 7 shall remain in full force and effect throughout the period of the Executive’s employment with the Corporation, whether or not this Agreement is otherwise in effect at the time.

8. Death or Disability. Upon Executive’s death or Disability during the Employment Period, the employment relationship created pursuant to this Agreement shall immediately terminate, and the Corporation shall pay Executive or his estate (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of death or Disability, (ii) the dollar value of all accrued and unused vacation benefits and sick pay based upon Executive’s most recent level of base salary and (iii) any Target Bonus or other bonus amount actually earned pursuant to Paragraph 3.B for one or more fiscal years but not previously paid to the Executive at the time of his death or Disability, subject to any pre-existing deferral elections which may be in effect for such amounts. In addition, the Executive shall be entitled to the payments and benefits provided under Part Three, Part Four or Part Five of this Agreement, as applicable.

9. Restrictive Covenants. During the Employment Period:

(i) Executive shall not directly or indirectly provide services to any person, firm or other entity except the Corporation, unless otherwise authorized by the Board in writing. However, Executive may continue to serve during the Employment Period as a non-employee member of the board of directors of any companies for which he so serves on the effective date of this Agreement and may join the board of directors of other companies in the future with the Board’s consent.

(ii) Executive shall not conduct (or otherwise participate in) any business or financial enterprise for his own account or for any other person, firm or entity without first obtaining the Corporation’s written consent.

However, Executive shall have the right to perform such incidental services as are necessary in connection with (a) Executive’s private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, or (b) Executive’s charitable or community activities or participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Executive’s services hereunder.

10. Proprietary Information. Executive shall, throughout the term of the Employment Period, remain subject to the terms and conditions of the Proprietary Information and Inventions Agreement which he previously executed with the Corporation, and nothing in this Agreement shall supersede, modify or affect the Executive’s obligations, duties and responsibilities under such Proprietary Information and Inventions Agreement, and that agreement shall accordingly continue in full force and effect. However, to the extent the provisions of such Proprietary Information and Inventions Agreement conflict with the provisions of this Agreement, the provisions of this Agreement shall be controlling.

11. Termination of Employment.

A. The Corporation, acting by majority vote of the Board, may terminate the Executive’s employment under this Agreement at any time for any reason, with or without cause, by giving at least sixty (60) days prior written notice of such termination to the Executive. If such termination notice is given to the Executive, the Corporation may, if it so desires, immediately relieve the Executive of some or all of his duties. However, during any such notice period, the Executive shall continue to be entitled to his regular compensation and benefits hereunder. In no event shall such sixty (60)-day notice requirement be applicable to a Termination for Cause under Paragraph C. below.

B. The Executive may terminate his employment under this Agreement at any time by giving the Corporation at least sixty (60) days prior written notice of such termination. However, in the event of a Change in Control, such sixty (60)-day notice requirement shall be reduced to ten (10) days with respect to any resignation by the Executive for one or more reasons constituting grounds for an Involuntary Termination.

C. The Corporation, acting by majority vote of the Board, may at any time, upon written notice, discharge the Executive from employment with the Corporation hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice; provided, however, that the Corporation shall first have complied with all applicable notice and cure period requirements relating to the event or events constituting the grounds for such Termination for Cause.

D. Upon the termination of the Executive’s employment for any reason (other than Termination for Cause) during the Employment Period, Executive shall be paid (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of such termination, (ii) the dollar value of all accrued and unused vacation benefits and sick pay based upon Executive’s most recent level of base salary and (iii) any Target Bonus or other bonus amount actually earned pursuant to Paragraph 3.B for one or more fiscal years but not previously paid to the Executive at the time of such termination of employment, subject to any pre-existing deferral elections which may be in effect for such amounts. In addition, the Executive shall be entitled to the payments and benefits provided under Part Three, Part Four or Part Five of this Agreement, to the extent applicable.

E. If the Executive’s employment is terminated by reason of a Termination for Cause or should the Executive voluntarily resign (other than by reason of a Qualifying Termination or any event or occurrence which qualifies as grounds for an Involuntary Termination), then the Corporation shall only be required to pay the Executive (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of such termination, (ii) any Target Bonus or other bonus amount actually earned pursuant to Paragraph 3.B for one or more fiscal years but not previously paid to the Executive and (iii) the dollar value of all accrued and unused vacation benefits and sick pay based upon Executive’s most recent level of base salary, and no benefits shall be payable to the Executive under Part Three, Part Four or Part Five of this Agreement. In addition, all vesting in Executive’s outstanding Options and Stock

Awards shall cease at the time of such termination or resignation, and the Executive shall not have more than the period of time specified in the applicable stock option agreement for each Option in which to exercise that Option following such termination of employment for the shares of Common Stock which are vested and exercisable at the time of his termination or resignation.

PART THREE – LONG-TERM SERVICE BENEFITS

12. Entitlement. In the event of a Qualifying Termination of the Executive’s employment with the Corporation, he or his estate shall become entitled to receive the benefits provided under this Part Three.

The benefit provisions of this Part Three shall survive any election by the Corporation not to renew the Employment Period for one or more successive one-year periods following the December 31, 2007 expiration date of the initial three (3)-year term of this Agreement. Accordingly, the Executive shall be entitled to the benefits of this Part Three whether his Qualifying Termination occurs during the Employment Period or at any time thereafter. Upon an Involuntary Termination of the Executive’s employment at any time after the expiration of the Employment Period under circumstances which do not otherwise satisfy the requirements for a Qualifying Termination, the Executive shall immediately vest in his Special Long-Term Service Bonus calculated on the basis of his years of employment (not to exceed twenty-five (25) years) and salary and bonus payments through the date of such Involuntary Termination, and the present value of the ten (10)-year annual income stream upon which such bonus amount is based shall be determined through the use of discount factor or factors equal to the Applicable Federal Rates in effect on the date of the Involuntary Termination and shall be paid to the Executive in a lump sum as soon as administratively practicable following his Involuntary Termination. In the event of such Involuntary Termination, the Executive and his eligible dependents shall also be entitled to continued health care coverage in accordance with Paragraph 13(c) below.

Notwithstanding the foregoing, no benefits shall be paid to the Executive under this Part Three unless he shall comply with the following requirement:

•	The Executive shall, at the time of his termination of employment, execute and deliver to the Corporation a general release (substantially in the form of attached Exhibit A) which becomes effective in accordance with applicable law and pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:

(i) any payments, benefits or indemnification to which the Executive is or becomes entitled pursuant to the provisions of this Agreement (including, without limitation, the payments and benefits provided under this Part Three and the continued indemnification coverage under Paragraph 25); and

(ii) any claims for workers’ compensation benefits under any of the Corporation’s workers’ compensation insurance policy or fund.

No such release shall be required as a condition to the payment of the benefits provided under this Part Three to the Executive’s estate, should the Qualifying Termination event be attributable to the Executive’s death.

13. Termination Benefits. The benefits payable to Executive or his estate under this Part Three shall consist of the following:

(a) Special Long-Term Service Bonus A Special Long-Term Service Bonus shall be paid to the Executive or his estate in a lump sum within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 12 becomes effective or (in the event of the Executive’s death) within thirty (30) days after his death. The Special Long-Term Service Bonus shall be in a dollar amount which is the present value dollar equivalent of an annual income stream payable in ten (10) consecutive annual installments, beginning as of the date of the Executive’s termination of employment, in a dollar amount per annual installment determined in accordance with the following formula:

X = 1% x A x B, where

X is the dollar amount of the installment payable each year over the ten (10)-year term.

A is the number of years of employment the Executive has completed with the Corporation at the time of his termination of employment, measured from his original hire date by the Corporation, but in no event more than twenty-five (25) years.

B is the greater of (i) the highest average annual salary and bonus paid to the Executive for any consecutive five (5)-year period within the last ten (10) years of the Executive’s employment with the Corporation or (ii) the dollar amount of One Million Five Hundred Thousand Dollars ($1,500,000).

The present value of the annual income stream calculated pursuant to the foregoing formula shall be determined through the use of discount factors equal to the Applicable Federal Rates in effect on the date of the Executive’s termination of employment or death and that present value amount shall constitute the Special Long-Term Bonus payable in a lump sum to the Executive or his estate under this Paragraph 13(a).

Payment of the Special Long-Term Service Bonus shall be subject to the Corporation’s collection of all applicable withholding taxes.

(b) Funding Requirement. The Corporation (or the successor entity) shall, within thirty (30) days after the closing of a Change in Control transaction, establish a grantor trust which complies with the requirements of the Model Trust set forth in Internal Revenue Service Procedure 92-64 (or any successor procedure or ruling) and contribute to such trust the amount necessary to fund the Special Long-Term Service Bonus accrued to that date. Within sixty (60) days after the start of each subsequent calendar year, the Corporation (or the successor entity) shall contribute such additional dollars to the trust as is necessary to maintain full funding for the Special Long-Term Service Bonus accrued as of the last day of the immediately preceding calendar year. The full funding of the Special Long-Term Service Bonus shall be determined through the use of interest factors equal to the Applicable Federal Rates in effect at the start of each calendar year. Notwithstanding such funding requirements, the Corporation (or the successor entity in the Change in Control transaction) shall at all times remain liable for the payment of the entire Special Long-Term Service Bonus, and to the extent the assets of the trust should prove insufficient to pay that bonus, the Corporation (or such successor entity) shall pay the difference out of its general assets.

(c) Health Care Coverage. The Corporation shall, at its sole cost and expense, provide the Executive and his spouse and other eligible dependents with continued health care coverage, at substantially the same level of coverage and benefits in effect for them at the time of the Executive’s Qualifying Termination. Such health care coverage at the Corporation’s expense shall continue until the earlier of (i) the expiration of the thirty-six (36)-month period measured from the date of the Executive’s Qualifying Termination or (ii) the first date the Executive is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. In the event that the Corporation’s provision of such continued health care coverage would result in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Executive or his spouse or other eligible dependent, the Corporation shall provide an additional cash payment to the affected party or parties in an amount sufficient to cover the income and employment tax liability resulting from such coverage and from the additional payment itself so that the Executive and his spouse and eligible dependents do not incur any out-of-pocket tax liability with respect to such continued health care coverage. To the maximum extent permissible, the Corporation shall be entitled to provide the coverage required under this Paragraph 13(c) through the health care coverage provisions of Code Section 4980B (“COBRA”), and the Executive and his spouse and eligible dependents shall accordingly file the appropriate elections to receive such COBRA coverage, but at the Corporation’s sole cost and expense and subject to their right to the tax gross-up payments set forth above.

(d) Continued Board Service. Should the Executive remain on the Board following his Qualifying Termination, then he shall be entitled to receive for such service the same cash and/or equity compensation payable at the time to other non-employee Board members. The Executive’s Options and Stock Awards outstanding at the time of such Qualifying Termination will be governed by the terms and provisions in effect for them at that time.

PART FOUR — SEVERANCE BENEFITS

14. Entitlement. Should the Executive’s employment with the Corporation terminate during the Employment Period by reason of an Involuntary Termination in the absence of a Change in Control or by reason of an Involuntary Termination more than eighteen (18) months after a Change in Control, then the Executive shall become entitled to receive the severance benefits provided under this Part Four. Those benefits shall be subject to the

Executive’s compliance with the restrictive covenants of Part Seven of this Agreement and shall in all cases be in lieu of any other severance benefits to which Executive might otherwise be entitled by reason of his termination of employment under such circumstances.

Notwithstanding the foregoing, the Executive’s entitlement to any severance benefits under this Part Four shall be subject to his compliance with the following requirement:

•	The Executive shall, at the time of such Involuntary Termination, execute and deliver to the Corporation a general release (substantially in the form of attached Exhibit A) which becomes effective in accordance with applicable law and pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:

(i) any payments, benefits or indemnification to which Executive is or becomes entitled pursuant to the provisions of this Agreement (including, without limitation, the payments and benefits provided under this Part Four and the continued indemnification coverage under Paragraph 25); and

(ii) any claims for workers’ compensation benefits under any of the Corporation’s workers’ compensation insurance policy or fund.

15. Severance Benefits. The severance benefits payable to Executive under this Part Four shall consist of the following:

(a) Long-Term Service Payment. Within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 14 becomes effective, the Executive shall receive in a lump sum payment equal to the present value of the ten (10)-year income stream in the annual dollar amount calculated pursuant to the benefit formula set forth in Paragraph 13(a) and based on his years of employment (not to exceed twenty-five (25) years) and salary and bonus payments through the date of such Involuntary Termination. The present value of such annual income stream shall be calculated with discount factor or factors equal to the Applicable Federal Rates in effect on the date of the Involuntary Termination. Such payment shall be in lieu of any Special Long-Term Service Bonus to which the Executive might otherwise at the time be entitled under Paragraph 13(a) and shall be subject to the Corporation’s collection of all applicable withholding taxes.

(b) Salary/Target Bonus Payment Executive shall be entitled to receive from the Corporation a severance benefit in an amount equal to seventy-five percent (75%) of the sum of (i) the highest annual rate of base salary in effect for him at any time during the twelve (12)-month period ending with the date of his Involuntary Termination and (ii) the highest level of Target Bonus in effect for him at any time during that same twelve (12)-month period. Such benefit shall be paid in one lump sum within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 14 becomes effective, and such payment shall be subject to the Corporation’s collection of all applicable withholding taxes.

(c) Pro-Rated Target Bonus. For each full month of employment (with any partial month of fifteen (15) days or more treated as a full month) which the Executive completes with the Corporation in the fiscal year in which his Involuntary Termination occurs, Executive shall also be entitled to receive a lump sum cash payment equal to one-twelfth (1/12th) of the annual Target Bonus in effect for him for that year, irrespective of whether or not the performance objectives for that year are attained. Such lump sum payment shall be made within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 14 becomes effective and shall be subject to all applicable withholding taxes.

(d) Health Care Coverage. The Corporation shall, at its sole cost and expense, provide the Executive and his spouse and other eligible dependents with continued health care coverage, at substantially the same level of coverage and benefits in effect for them at the time of the Executive’s Involuntary Termination. Such health care coverage at the Corporation’s expense shall continue until the earlier of (i) the expiration of the thirty-six (36)-month period measured from the date of the Executive’s Involuntary Termination or (ii) the first date the Executive is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. In the event that the Corporation’s provision of such continued health care coverage would result in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Executive or his spouse or other eligible dependent, the Corporation shall provide an additional cash payment to the affected party or parties in an amount sufficient to cover the income and employment tax liability resulting from such coverage and from the additional payment itself so that the Executive and his spouse and eligible dependents do not incur any out-of-pocket tax liability with respect to such continued health care coverage. To the maximum extent permissible, the Corporation shall be entitled to provide the coverage required under this Paragraph 15(d) through the health care coverage provisions of Code Section 4980B (“COBRA”), and the Executive and his spouse and eligible dependents shall accordingly file the appropriate elections to receive such COBRA coverage, but at the Corporation’s sole cost and expense and subject to their right to the tax gross-up payments set forth above.

(e) LTIP Bonus Payments. To the extent one or more LTIP Bonuses have been accrued for the Executive upon the attainment of the designated performance milestones for those bonuses but such bonuses are otherwise at the time of his Involuntary Termination subject to an additional service vesting requirement, the Executive shall immediately vest in those LTIP Bonuses upon his Involuntary Termination and shall be paid those bonuses in a single lump sum. Should the Executive’s Involuntary Termination occur prior to the close of a fiscal year for which the designated performance milestones have not yet attained, then the Executive shall be entitled to a pro-rated LTIP Bonus for that year in an amount determined by multiplying one-twelfth (1/12th) of his target LTIP Bonus for such year by the number of months he remained in the Corporation’s employ during that year (with any partial month of fifteen (15) days or more treated as a full month). All amounts due the Executive under this Paragraph 15(e) shall be paid to him in a lump sum within ten (10) business days following the date the general release required of him pursuant to Paragraph 14 becomes effective and shall be subject to the Corporation’s collection of all applicable withholding taxes.

(f) Partial Vesting Acceleration. The Executive shall be immediately credited with an additional twenty-four (24)-months of vesting credit under each outstanding Option held (directly or indirectly) by the Executive at the time of his Involuntary Termination so that each Option shall immediately vest and become exercisable for the additional number of shares for which that Option would have otherwise been vested and exercisable under the applicable vesting schedule for such Option had the Executive actually completed an additional twenty-four (24) months of employment with the Corporation prior to the date of his Involuntary Termination. The Executive shall also receive an immediate twenty-four (24) months of additional vesting credit under any other Stock Award held (directly or indirectly) by him at the time of such Involuntary Termination.

(g) Extension of Exercise Period. For each outstanding Option which is granted the Executive on or after the date of this Agreement or which is outstanding on such date but has an exercise price per share above the Fair Market Value per share of the Common Stock on that date, the Executive shall have until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of his Involuntary Termination or (ii) the expiration date of the option term in which to exercise that Option. For any other Option, the Executive shall have until the earlier of (i) the expiration of the option term or (ii) the end of the period specified in the applicable stock option agreement for the exercise of the Option following the date of the Executive’s Involuntary Termination.

PART FIVE – CHANGE IN CONTROL PAYMENTS

This Part Five sets forth certain payments and benefits to which Executive may become entitled in connection with a Change in Control or upon his subsequent Involuntary Termination or death. The payment and benefit provisions of this Part Five (other than Paragraphs 18(b), 18(c) and 18(d)) shall survive any election by the Corporation not to renew the Employment Period for one or more successive one-year periods following the December 31, 2007 expiration date of the initial three (3)-year term of this Agreement. Accordingly, the Executive shall be entitled to the payment and benefits provided under this Part Five (other than Paragraphs 18(b), 18(c) and 18(d)), whether the Change in Control and/or his Involuntary Termination or death occur during the Employment Period or at any time thereafter.

16. Vesting Acceleration. Each Option, to the extent outstanding at the time of a Change in Control but not otherwise vested and exercisable for all the shares of Common Stock subject to that Option will, immediately prior to the effective date of that Change in Control, vest and become exercisable for all of the shares of Common Stock at the time subject to the Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock, provided and only if the following conditions are satisfied with respect to that Change in Control:

(i) the Option is not to be assumed by the successor corporation (or its parent company) or otherwise continued in effect pursuant to the terms of the Change in Control transaction, and

(ii) the Option is not to be replaced with a substitute option or cash incentive plan that preserves the spread existing at the time of the Change in Control on any shares for which that Option is not otherwise at that time vested and exercisable (the excess of the Fair Market Value of those shares over the applicable option exercise price) and which vests at the same or faster rate as the vesting schedule applicable to that Option.

In addition, any Stock Award which is not to be assumed or otherwise continued in effect following such Change in Control shall, immediately prior to that Change in Control, vest in full on an accelerated basis.

17. Entitlement to Change in Control Severance Payments. Should the Executive’s employment terminate by reason of his Involuntary Termination or death within eighteen (18) months after such Change in Control, then the Executive or his estate shall become entitled to receive the Change in Control Severance Payments set forth in Paragraph 18, subject to his compliance with the following requirements:

(i) The Executive shall, at the time of such Involuntary Termination (other than a termination resulting from his death), execute and deliver to the Corporation a general release (substantially in the form of attached Exhibit A) which shall become effective under applicable law and pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:

(a) any payments, benefits or indemnification to which the Executive is or becomes entitled pursuant to the provisions of this Agreement (including, without limitation, the Change in Control Severance Payments provided under this Part Five and the continued indemnification coverage under Paragraph 25); and

(b) any claims for workers’ compensation benefits under any of the Corporation’s workers’ compensation insurance policy or fund.

(ii) Except in the event of Executive’s death, the Change in Control Severance Payments under this Part Five shall be subject to the Executive’s compliance with the restrictive covenants set forth in Part Seven of this Agreement.

The Change in Control Severance Payments provided under this Part Five shall be in lieu of any other severance benefits to which Executive might otherwise, by reason of the termination of his employment or death within eighteen (18) months following a Change in Control, be entitled under any other severance plan, program or arrangement of the Corporation.

18. Nature of Change in Control Severance Payments. The Change in Control Severance Payments to which the Executive shall receive under this Part Five shall consist of the following payments and benefits:

(a) Long-Term Service Payment. Within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 17 becomes effective or (in the event of the Executive’s death) within thirty (30) days after his death, the Executive or his estate shall receive a lump sum payment equal to the present value of the ten (10)-year income stream in the annual dollar amount calculated pursuant to the benefit formula set forth in Paragraph 13(a) and based on his years of employment (not to exceed twenty-five (25) years) and salary and bonus payments through the date of such Involuntary Termination or death. The present value of such annual income stream shall be calculated with discount factor or factors equal to the Applicable Federal Rates in effect on the date of the Executive’s Involuntary Termination or death. Such payment shall be in lieu of any Special Long-Term Service Bonus to which the Executive might otherwise at the time be entitled under Paragraph 13(a) and shall be subject to the Corporation’s collection of all applicable withholding taxes.

(b) Salary/Target Bonus Payment. Executive shall be entitled to receive from the Corporation a severance benefit in an amount equal to one hundred seventy-five (175%) of the sum of (i) the highest annual rate of base salary in effect for him at any time during the twelve (12)-month period ending with the date of his Involuntary Termination or death and (ii) the highest level of Target Bonus in effect for him at any time during that same twelve (12)-month period. Such benefit shall be paid to the Executive in one lump sum within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 17 becomes effective or (in the event of the Executive’s death) paid in one lump sum to his estate within thirty (30) days after his death. The payment shall be subject to the Corporation’s collection of all applicable withholding taxes.

(c) Pro-Rated Target Bonus. For each full month of employment (with any partial month of fifteen (15) days or more treated as a full month) which the Executive completes with the Corporation in the fiscal year in which his Involuntary Termination or death occurs, Executive shall also be entitled to receive a lump sum cash payment equal to one-twelfth (1/12th) of the annual Target Bonus in effect for him for that year, irrespective of whether the performance objectives for that year are actually attained. Such lump sum payment shall be made within ten (10) business days following the date the general release required of the Executive pursuant to Paragraph 17 becomes effective or (in the case of the Executive’s death) within thirty (30) days after the date of this death. The payment shall be subject to the Corporation’s collection of all applicable withholding taxes.

(d) Health Care Coverage. The Corporation shall, at its sole cost and expense, provide the Executive and his spouse and other eligible dependents with continued health care coverage, at substantially the same level of coverage and benefits in effect for them at the time of the Executive’s Involuntary Termination or death. Such health care coverage at the Corporation’s expense shall continue until the earlier of (i) the expiration of the thirty-six (36)-month period measured from the date of the Executive’s Involuntary Termination or death or (ii) the first date the Executive is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. In the event that the Corporation’s provision of such continued health care coverage would result in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Executive or his spouse or other eligible dependent, the Corporation shall provide an additional cash payment to the affected party or parties in an amount sufficient to cover the income and employment tax liability resulting from such coverage and from the additional payment itself so that the Executive and his spouse and eligible dependents do not incur any out-of-pocket tax liability with respect to such continued health care coverage. To the maximum extent permissible, the Corporation shall be entitled to provide the coverage required under this Paragraph 18(d) through the health care coverage provisions of Code Section 4980B (“COBRA”), and the Executive and his spouse and eligible dependents shall accordingly file the appropriate elections to receive such COBRA coverage, but at the Corporation’s sole cost and expense and subject to their right to the tax gross-up payments set forth above.

(e) LTIP Bonus Payments. To the extent one or more LTIP Bonuses have been accrued for the Executive upon the attainment of the designated performance milestones for those bonuses but such bonuses are otherwise at the time of his Involuntary Termination or death subject to an additional service vesting requirement, the Executive shall immediately vest in those LTIP Bonuses upon his Involuntary Termination or death, and those bonuses shall be paid in a single lump sum. The Executive shall also immediately vest in his target LTIP Bonus for the fiscal year in which such Involuntary Termination occurs. All amounts due the Executive under this Paragraph 18(e) shall be paid to him in a lump sum within ten (10) business days following the date the general release required of him pursuant to Paragraph 17 becomes effective or (in the case of the Executive’s death) within thirty (30) days after the date of this death. The Payment shall be subject to the Corporation’s collection of all applicable withholding taxes.

(f) Vesting Acceleration. Each outstanding Option held (directly or indirectly) by the Executive at the time of such Involuntary Termination or death, to the extent not otherwise vested and exercisable for all the shares subject to that Option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares. In addition, all Stock Awards held (directly or indirectly) by him at the time of such Involuntary Termination or death shall also immediately vest in full.

(g) Extension of Exercise Period. For each outstanding Option which is granted the Executive on or after the date of this Agreement or which is outstanding on that date but has an exercise price per share above the Fair Market Value per share of the Common Stock on that date, the Executive shall have until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of his Involuntary Termination or death or (ii) the expiration date of the option term in which to exercise that Option. For any other Option, the

Executive shall have until the earlier of (i) the expiration of the option term or (ii) the end of the period specified in the applicable stock option agreement for the exercise of the Option following the date of the Executive’s Involuntary Termination or death.

PART SIX – SPECIAL BENEFIT LIMITATION

19. Limitation of Benefits. The amount of the Change in Control Severance Payments otherwise due the Executive under Part Five of the Agreement shall be reduced to the extent necessary to assure that the aggregate Present Value of the Parachute Payment attributable to his Change in Control Severance Payments, the Option Parachute Payment attributable to his Acquisition-Accelerated Options and any Other Parachute Payments to which the Executive may be entitled does not exceed the greater of the following dollar amounts (the “Benefit Limit”)

a. 2.99 times the Executive’s Average Annual Compensation, or

b. the greatest after-tax amount payable to the Executive under Part Five after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits which are provided him under Part Five or which constitute Other Parachute Payments to which he might be entitled.

In determining whether such Benefit Limit is exceeded, the Independent Auditors shall make a reasonable determination of the value to be assigned to the restrictive covenants which will be in effect for the Executive pursuant to Part Seven of the Agreement, and the amount of his potential Parachute Payments shall reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.

20. Reduction of Benefits. Once the requisite determinations under Paragraph 19 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Option Parachute Payment attributable to the Acquisition-Accelerated and Severance-Accelerated Options (or installments thereof) plus (ii) the Parachute Payment attributable to the Executive’s other benefit entitlements under Part Five of the Agreement would, when added to the Present Value of all of his Other Parachute Payments, exceed the Benefit Limit, then the following reductions shall be made to the Change in Control Severance Payments to which the Executive is otherwise entitled under Part Five of the Agreement and his Acquisition-Accelerated Options, to the extent necessary to assure that such Benefit Limit is not exceeded:

first, the salary/target bonus continuation payment to which the Executive would otherwise be entitled shall be reduced,

then, the special lump sum payment under Part Five shall be reduced,

then, the LTIP Bonus payments shall be reduced,

then the number of shares which would otherwise be purchasable under his Acquisition-Accelerated and Severance-Accelerated Options shall be reduced (based on the amount of the Option Parachute Payment attributable to each such Option) to the extent necessary to eliminate such excess, with the actual Options to be so reduced to be determined by the Executive, and finally the number of shares which would otherwise vest on an accelerated basis under one or more outstanding Stock Awards shall be reduced (based on the amount of the Parachute Payment attributable to each such accelerated Stock Award) to the extent necessary to eliminate such excess, with the actual Stock Awards to be so reduced to be determined by the Executive.

21. Resolution Procedures. In the event there is any disagreement between the Executive and the Corporation as to whether one or more payments to which the Executive becomes entitled in connection with the Change in Control or his subsequent Involuntary Termination constitute Parachute Payments, Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

(i) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the Independent Auditors. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Auditors and (if applicable) the preparation and submission of the ruling request shall be shared equally by the Executive and the Corporation.

(iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by the Executive and the Corporation.

PART SEVEN — RESTRICTIVE COVENANTS

22. Restrictive Covenants. For a period of twelve (12) months following the date of an Involuntary Termination of Executive’s employment under circumstances which entitle him to severance benefits under Part Four or Part Five of this Agreement, the Executive shall comply with each of the following restrictive covenants:

(A) The Executive shall not directly or indirectly, on his own behalf or on behalf of others, (i) solicit, induce, recruit or encourage any of the Corporation’s employees to leave the Corporation’s employ, (ii) solicit, induce, recruit or encourage any of the Corporation’s consultants to leave their consulting assignment or (iii) attempt to do any of the foregoing.

(B) The Executive shall not render any services or otherwise provide any advice or assistance to any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other capacity, without the express prior written consent of the Corporation; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than one percent (1%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may otherwise be designated hereunder as a Competing Business at the time of such investment.

A Competing Business shall mean the six (6) companies designated by the Corporation on Appendix I to this Agreement. The Corporation may revise Appendix I at any time, and from time to time, by adding names to, or subtracting names from, such list; provided, however, that the Corporation must comply with the following requirements in making any changes to Appendix I:

(i) absent the Executive’s express written consent, any such change to Appendix I must be made at least sixty (60) days before termination of Executive’s employment for any reason;

(ii) any change must be made in writing and either personally delivered to the Executive or sent to the Executive’s last known address by certified mail, return receipt requested; and

(iii) the Corporation can never include more than six (6) companies or entities on Appendix I. (Thus, if Appendix I lists six (6) companies or entities and the Corporation adds one or more companies or entities to Appendix I, then the Corporation must delete a like number.)

Notwithstanding the foregoing, a change in the list of Competing Businesses shall automatically be deemed to occur from time to time to the extent the Corporation designates one or more entities (other than those listed at that time on Appendix I) as its principal competitors in any public filings made by the Corporation, pursuant to the periodic reporting requirements of the Exchange Act, more than sixty (60) days prior to the termination of the Executive’s employment; provided, however, that not more than six (6) designated entities in total shall comprise the class of Competing Businesses at any time hereunder.

Any severance benefits or payments to which Executive may become entitled under Part Four or Part Five of this Agreement shall immediately cease should the Executive fail to comply with any of the restrictive covenants set forth in this Part Seven. In addition, the Corporation shall be entitled to monetary damages in the event of the Executive’s breach of such restrictive covenants, but in no event in an amount in excess of the aggregate cash payments actually made to the Executive under Part Four or Part Five of this Agreement. Executive hereby acknowledges that monetary damages may not be sufficient to compensate the Corporation for any economic loss which may be incurred by reason of the Executive’s breach of the restrictive covenants set forth in this Part Seven. Accordingly, in the event of any breach of those covenants, the Corporation shall be entitled to obtain equitable relief in the form of an injunction precluding the Executive from continuing such breach.

PART EIGHT — MISCELLANEOUS PROVISIONS

23. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no Special Long-Term Service Bonus (or the lump sum equivalent under Part Four or Part Five) or salary/Target Bonus payments or any other payments to which the Executive becomes entitled under Part Three, Part Four or Part Five of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Corporation (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death, if the Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. The Executive shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed under Part Three, Part Four or Part Five of this Agreement by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.

24. Compliance with Section 409A. It is the intent of the Corporation and the Executive that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Corporation and the Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A.

25. Continued Indemnification. The indemnification provisions for Officers and Directors under the Corporation’s bylaws and the Directors and Officers Liability Insurance Policy (if any) shall (to the maximum extent permitted by law) be extended to the Executive during the period following his resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during the Executive’s period of employment with the Company. The indemnification coverage provided by this Paragraph 25 shall survive any termination of this Agreement.

26. No Mitigation Duty. The Corporation shall not be entitled to set off any of the following amounts against the payments or benefits to which the Executive may become entitled under Part Three, Part Four or Part Five of this Agreement: (i) any amounts which the Executive may subsequently earn through other employment or service following his termination of employment with the Corporation or (ii) any amounts which the Executive might have potentially earned in other employment or service had he sought such other employment or service.

27. Death. Should Executive die before he receives the full amount of payments and benefits to which he may become entitled under this Agreement, then the balance of such payments shall be made, on the due dates hereunder had Executive survived, to the executors or administrators of his estate.

28. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Corporation and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Corporation’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of his estate and his heirs and legatees. In the event of a Change in Control, this Agreement shall, notwithstanding any provision to the contrary herein, automatically continue in full force and effect for a period of not less than eighteen (18) months following the effective date of the Change in Control and, accordingly, may not at any time be terminated by the Corporation or the successor entity prior to the expiration of that eighteen (18)-month period.

29. General Creditor Status. The benefits to which Executive may become entitled under Part Three, Part Four or Part Five of this Agreement shall be paid, when due, from the Corporation’s general assets and, to the extent required thereunder, from the trust established under Paragraph 13(b). Except for the trust established pursuant to Paragraph 13(b), no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. The Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Corporation and shall have no priority over the claims of other general creditors.

30. Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed give at the time of such personal delivery. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Corporation:	Mercury Interactive Corporation
379 North Whisman Road
Mountain View, CA 94043
	Attention:	General Counsel

Any notice to the Executive shall be addressed to his home address as set forth at the time in the records of the Corporation.

B. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

31. Governing Documents. This Agreement, together with (i) the agreements evidencing the Executive’s currently outstanding Options and LTIP Bonus awards and any future Option grants, Stock Awards or LTIP Bonus awards, (ii) his existing Officer’s Indemnification Agreement with the Corporation and (iii) his existing Proprietary Information and Inventions Agreement with the Corporation, shall constitute the entire agreement and understanding of the Corporation and the Executive with respect to the terms and conditions of the Executive’s employment with the Corporation and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Corporation relating to such subject matter. including (without limitation) the February 26, 1998 letter agreement between the Corporation and the Executive providing certain change in control severance benefits. This Agreement may only be amended by written instrument signed by the Executive and an authorized officer of the Corporation. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Corporation, other than (i) the agreements evidencing the Executive’s currently outstanding Options and LTIP Bonus awards, (ii) his existing Officer’s Indemnification Agreement and (iii) his existing Proprietary Information and Inventions Agreement, are hereby terminated and cancelled in their entirety and are of no further force or effect.

32. Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

33. Arbitration.

A. Arbitration. Any and all controversies, claims or disputes with the Corporation or with anyone, including without limitation any employee, manager, officer, agent, shareholder, fiduciary or administrator of the Corporation, arising from or relating to or resulting from the Executive’s employment with the Corporation pursuant to the terms of this Agreement or the termination of such employment shall be subject to and resolved by binding arbitration. Binding arbitration pursuant to this Agreement shall be pursuant to California law, including California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05. This Paragraph 33 also applies to any disputes that the Corporation may have with the Executive, other than as set forth in Paragraph 22. In agreeing to arbitrate any and all claims, the Executive HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY, INCLUDING ANY STATUTORY CLAIMS UNDER STATE AND FEDERAL LAW, INCLUDING BUT NOT LIMITED TO CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF SEXUAL OR OTHER UNLAWFUL HARASSMENT OR DISCRIMINATION OR WRONGFUL TERMINATION, ANY OTHER STATUTORY CLAIMS, AND ANY CLAIMS FOR BREACH OF CONTRACT, TORT, OR ANY OTHER BASES IN STATE, FEDERAL, LOCAL OR COMMON LAW.

B. Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”) and a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”). The arbitration shall take place in Santa Clara County, California, and the arbitrator shall conduct and administer any arbitration in a manner consistent with the Rules, and with California law, including the power to conduct adequate discovery, decide any motions brought by any parties, and to award any remedies, including attorneys’ fees and costs, available under applicable law. The arbitrator shall issue a binding written award that sets forth the essential findings and conclusions on which the award is based. The Corporation shall pay for all fees charged by the arbitrator and by the AAA, regardless of the party initiating the arbitration. The Corporation shall reimburse the Executive in any arbitration up to a maximum of $2,000 for his travel expenses incurred for travel to the Santa Clara County area in connection with the arbitration hearing if the Executive resides more than 300 miles from the location selected in Santa Clara County for the arbitration.

C. Remedies and Injunctive Relief. Arbitration shall be the sole, exclusive and final remedy for any dispute between the Corporation and the Executive, except as otherwise set forth in Paragraph 22. Accordingly, neither the Corporation nor the Executive will be permitted to pursue court action regarding claims that are subject to arbitration. However, nothing in this Agreement will prohibit either party from seeking provisional relief, including an injunction or other such relief. No bond or other security shall be required in obtaining such relief. In the event either party seeks injunctive relief from a court, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees, to the extent allowable under applicable law.

D. Administrative Relief. This Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body or agency, such as the California Department of Fair Employment and Housing, the U.S. Equal Employment Opportunity Commission, or the California Workers’ Compensation Board. This Paragraph 33 does, however, prohibit the Executive from seeking or pursuing court action regarding any such claim.

E. Recovery of Fees and Costs. The Corporation shall bear the entire cost of (i) the arbitrator’s fee, (ii) any other type of expense or cost that the Executive would not be required to bear if the Executive were free to bring the dispute or claim in court and (iii) any other expense or cost that is unique to arbitration. The parties intend that this Paragraph 33 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction. If the Executive is determined by the arbitrator to be the prevailing party in the arbitration, then the Executive shall be entitled to reimbursement from the Corporation of all the reasonable fees (including attorney fees) and expenses the Executive incurs in connection with such arbitration.

34. Attorney Fees. The Corporation shall reimburse, as promptly as practicable after its receipt of documentation therefor, all of Executive’s reasonable and documented attorneys’ fees and expenses in connection with the preparation, negotiation, and execution of this Agreement.

35. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

MERCURY INTERACTIVE CORPORATION

By:	/s/ Giora Yaron
Title:	Chairman of the Compensation Committee

/s/ Amnon Landan
AMNON LANDAN

APPENDIX I

LIST OF COMPETING BUSINESSES

(AS OF FEBRUARY 11, 2005)

Compuware

BMC Software

IBM

Hewlett-Packard Company

Computer Associates

Quest Software

EXHIBIT A

FORM OF GENERAL RELEASE

RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain Employment Agreement between Mercury Interactive Corporation, a Delaware corporation (the “Company”), and myself dated                     , 2005 (the “Employment Agreement), in connection with the termination of my employment on this date, I, Amnon Landan, hereby furnish the Company with the following release and waiver (“Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments, rights, benefits and indemnification to which I am entitled under the express provisions of the Employment Agreement, my vested rights under the Company’s Section 401(k) Plan and any worker’s compensation benefits under any Company workers’ compensation insurance policy or fund).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Company’s default in any of its payment or indemnification obligations under the Employment Agreement or any obligations which expressly survive the termination of that Agreement.

I acknowledge that, among other rights subject to his Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Date: , 20
AMNON LANDAN

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